UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2009

CORINTHIAN COLLEGES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-25283	33-0717312
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Hutton Centre Drive, Suite 400, Santa Ana, California	92707
(Address of Principal Executive Offices)	(Zip Code)

(714) 427-3000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 19, 2009, Corinthian Colleges, Inc. (the “Company”) entered into a Securities Purchase and Sale Agreement (the “Purchase Agreement”) with Heald Capital, LLC, a Delaware limited liability company (“Heald”), SP PE VII-B Heald Holdings Corp., a Delaware corporation (“SP Holdings”), SD III-B Heald Holdings Corp., a Delaware corporation (“SD Holdings”; each of SP Holdings and SD Holdings individually, a “Holding Company” and, collectively, the “Holding Companies”), the individuals and entities set forth on Exhibit A of the Purchase Agreement (the “Sellers” and, each individually, a “Seller”) and Heald Investment, LLC, a Delaware limited liability company, as the Sellers’ Representative. Heald, through its subsidiaries, operates Heald College, a regionally accredited institution that prepares students for careers in healthcare, business, legal, information technology and other growing fields, primarily through associate degree programs. Heald College operates 11 campuses and had approximately 12,300 students at September 30, 2009.

Pursuant to the terms of the Purchase Agreement, the Company agreed to acquire all of the limited liability company membership interests in Heald (“Membership Interests”) by purchasing all of the outstanding capital stock of each of the Holding Companies and by purchasing Membership Interests directly from the Sellers, for total cash consideration of $395 million, subject to certain closing adjustments. A total of $39.5 million of the purchase price will be placed in escrow at closing in order to secure potential indemnification obligations of the Sellers to the Company. The parties also agreed that a portion of the purchase price will be used to purchase equity interests of a subsidiary of Heald that are currently owned by members of Heald’s management. The aggregate purchase price will be paid to the Sellers net of amounts required to pay (i) all outstanding indebtedness for borrowed money of Heald, (ii) certain transaction-based expenses and closing costs incurred by Heald, (iii) the escrow amount described above, (iv) the purchase price of the subsidiary equity interests, and (v) certain other closing payments as described in the Purchase Agreement.

The Company intends to finance the acquisition with a combination of cash on hand and borrowings under its Third Amended and Restated Credit Agreement.

The Purchase Agreement includes customary representations, warranties and covenants of the Company, Heald, the Holding Companies and the Sellers. Subject to certain exceptions and other provisions, each party has agreed to indemnify the other for breaches of representations and warranties, breaches of covenants and certain other matters. Heald has agreed to operate its business and the business of its subsidiaries in the ordinary course of business in substantially the same manner as presently conducted and consistent with past practice in all material respects until the closing of the acquisition. Heald and the Sellers have also agreed not to solicit proposals or enter into discussions with third parties regarding any direct or indirect acquisition of Heald. The Purchase Agreement contains certain termination rights of the Company, Heald and the Sellers, including termination by the Company or the Sellers if the acquisition is not consummated by July 2, 2010.

The closing of the acquisition is conditioned upon customary closing conditions, including: (1) expiration or termination of the waiting period of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (2) the receipt of certain third party consents, (3) receipt of specified educational regulatory approvals and consents, and (4) in the case of the Company, the absence of any change or event which would reasonably be expected to result in a material adverse effect with respect to Heald.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Purchase Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

The Purchase Agreement, which has been included to provide investors with information regarding its terms and is not intended to provide any other factual information about the Company, Heald, the Holding Companies or the Sellers, contains representations and warranties of each of the Company, Heald, the Holding Companies and the Sellers. The assertions embodied in those representations and warranties were made for purposes of the Purchase Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Purchase Agreement, including information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Purchase Agreement. Accordingly, the representations and warranties may not reflect the actual state of facts or circumstances since they were only made as of a specific date, are modified in important part by the underlying disclosure schedules, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Securities Purchase and Sale Agreement, dated as of October 19, 2009, by and among Corinthian Colleges, Inc., Heald Capital, LLC, SP PE VII-B Heald Holdings Corp., SD III-B Heald Holdings Corp., the individuals and entities set forth on Exhibit A thereto and Heald Investment, LLC, as the Sellers’ Representative.*

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORINTHIAN COLLEGES, INC.

Date: October 20, 2009	By:	/S/ STAN A. MORTENSEN
Stan A. Mortensen
Executive Vice President and
General Counsel